Exhibit 99.06

Pazoo, Inc Secures DTC Eligibility

Cedar Knolls, NJ, September 5, 2012 Pazoo, Inc., (OTCBB Symbol: PZOO (German WKN#: A1J3DK)) the #1 online social community for people and their pets announced that the company has secured DTC Eligibility by The Depository Trust Company for its shares on the OTC effective September 4, 2012.

The Depository Trust Company (DTC) is a subsidiary of the Depository Trust & Clearing Corporation DTCC, and manages the electronic clearing and settlement of publicly traded companies. Securities that are eligible to be electronically cleared and settled through the DTC are considered "DTC eligible". This electronic method of clearing securities speeds up the receipt of stock and cash, and thus accelerates the settlement process for investors.

David M. Cunic, CEO of Pazoo, Inc., stated ,“We are pleased to announce that we have obtained DTC eligibility, effective September 4, 2012  Electronic trading is the standard in today’s financial markets, and becoming DTC-eligible greatly simplifies the process of trading and exchanging our common stock. We continue to make positive steps to grow the Company. We would like to thank our transfer agent, Vstock Transfer, for their guidance through this process.  We will continue to update our shareholders on our progress."

About Pazoo, Inc.:

Pazoo, Inc.’s web site www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the Pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts.  Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  Investor@Pazoo.com

Source: Pazoo, Inc.

Release Date: September 5, 2012